Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2018 First Quarter Results

–	Sales increased 23% to a first quarter record of $3.36 billion, organic sales increased 7%

–	Total Parker order rates increased 11%

–	Operational improvements deliver total segment operating margins of 15.6%, or 16.0% adjusted

–	EPS increased 36% to a Q1 record of $2.10, or an increase of 40% to $2.24, on an adjusted basis

–	Company increases fiscal 2018 full year guidance

CLEVELAND, November 2, 2017 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2018 first quarter ended September 30, 2017. Fiscal 2018 first quarter sales increased 23% to $3.36 billion compared with $2.74 billion in the prior year quarter. Net income increased 36% to $285.5 million compared with $210.2 million in the prior year quarter. Fiscal 2018 first quarter earnings per share increased 36% to $2.10, compared with $1.55 in the fiscal 2017 first quarter. During the quarter, the company recognized a lower effective tax rate compared with the first quarter of fiscal 2017, due primarily to tax benefits related to stock option activity, resulting in a favorable impact to earnings of $0.12 per share. Earnings per share increased 40% to $2.24 when adjusted for business realignment expenses, CLARCOR costs to achieve and a loss related to the sale of an investment, compared with earnings per share of $1.61 in the prior year quarter, which was adjusted for business realignment expenses. Fiscal year to date, net cash provided by operating activities was $239.0 million or 7.1% of sales, compared with $113.9 million or 4.2% of sales in the prior year period. Operating cash to sales was 12.2% in the prior year period excluding discretionary pension contributions.

“This was a strong quarter reflecting growth greater than industrial production and margin expansion demonstrating the benefits of the new Win StrategyTM,” said Chairman and Chief Executive Officer, Tom

Williams. “This solid start to the year reinforces our projection of record sales and earnings for the full year.”

First Quarter Fiscal 2018 Segment Results
Diversified Industrial Segment: North American first quarter sales increased 37% to $1.6 billion, and operating income increased 28% to $256.0 million compared with $200.6 million in the same period a year ago. International first quarter sales increased 22% to $1.2 billion, and operating income increased 40% to $191.8 million compared with $137.2 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales were $531.2 million, compared with $561.2 million in the prior year period, and operating income increased 6% to $77.4 million compared with $73.3 million in the same period a year ago.

Parker reported the following orders for the quarter ending September 30, 2017, compared with the same quarter a year ago:

•	Orders increased 11% for total Parker

•	Orders increased 10% in the Diversified Industrial North America businesses

•	Orders increased 15% in the Diversified Industrial International businesses

•	Orders increased 4% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2018, the company has increased guidance for earnings from continuing operations to the range of $8.45 to $9.05 per share, or $9.10 to $9.70 per share on an adjusted basis. Fiscal year 2018 guidance is adjusted on a pre-tax basis for the reported loss on investment of approximately $14 million, expected business realignment expenses of approximately $58 million and CLARCOR costs to achieve of approximately $52 million.

Williams added, “Through the combination of our sales growth, a lower cost structure, integration of CLARCOR, and the ongoing execution of the new Win StrategyTM initiatives, we expect to generate our best year ever in fiscal 2018.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2018 first quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 61 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share and segment operating margins without the effect of business realignment charges, CLARCOR costs to achieve and a loss related to the sale of an investment; (b) the effect of business realignment charges, CLARCOR costs to achieve and a loss related to the sale of an investment on forecasted earnings from continuing operations per share; (c) and cash flows from operations without the effect of discretionary pension contributions. The effects of business realignment charges, CLARCOR costs to achieve, loss related to sale of investment and discretionary pension contributions are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance and earnings projections are: economic conditions within the company’s key markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the company are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2017	2016

Net sales	$3,364,651	$2,743,131
Cost of sales	2,532,878	2,106,006
Selling, general and administrative expenses	401,672	322,969
Interest expense	53,555	34,148
Other expense (income), net	2,244	(12,237)
Income before income taxes	374,302	292,245
Income taxes	88,767	82,007
Net income	285,535	210,238
Less: Noncontrolling interests	138	109
Net income attributable to common shareholders	$285,397	$210,129

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.14	$1.57
Diluted earnings per share	$2.10	$1.55

Average shares outstanding during period - Basic	133,176,964	133,679,378
Average shares outstanding during period - Diluted	135,794,270	135,825,658

Cash dividends per common share	$0.66	$0.63

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
	2017	2016
Earnings per diluted share	$2.10	$1.55
Adjustments:
Loss on sale of investment	0.07	—
Business realignment charges	0.04	0.06
Clarcor costs to achieve	0.03	—
Adjusted earnings per diluted share	$2.24	$1.61

PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017		Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2017	2016
Net sales
Diversified Industrial:
North America	$1,594,691	$1,166,971
International	1,238,774	1,014,923
Aerospace Systems	531,186	561,237
Total net sales	$3,364,651	$2,743,131
Segment operating income
Diversified Industrial:
North America	$256,027	$200,611
International	191,791	137,196
Aerospace Systems	77,434	73,281
Total segment operating income	525,252	411,088
Corporate general and administrative expenses	41,350	31,034
Income before interest expense and other expense	483,902	380,054
Interest expense	53,555	34,148
Other expense	56,045	53,661
Income before income taxes	$374,302	$292,245

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)

	Three Months Ended September 30, 2017	Operating margin	Three Months Ended September 30, 2016	Operating margin
Total segment operating income	$525,252	15.6%	$411,088	15.0%
Adjustments:
Business realignment charges	8,226		10,745
Clarcor costs to achieve	5,800		—
Adjusted total segment operating income	$539,278	16.0%	$421,833	15.4%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017
CONSOLIDATED BALANCE SHEET
(Unaudited)	September 30,	June 30,	September 30,
(Dollars in thousands)	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$874,766	$884,886	$1,393,850
Marketable securities and other investments	99,792	39,318	746,708
Trade accounts receivable, net	1,922,288	1,930,751	1,498,384
Non-trade and notes receivable	266,421	254,987	250,520
Inventories	1,707,001	1,549,494	1,247,972
Prepaid expenses	134,350	120,282	144,444
Total current assets	5,004,618	4,779,718	5,281,878
Plant and equipment, net	1,962,846	1,937,292	1,562,933
Deferred income taxes	35,194	36,057	495,708
Goodwill	5,679,239	5,586,878	2,910,765
Intangible assets, net	2,215,297	2,307,484	901,939
Other assets	834,085	842,475	817,691
Total assets	$15,731,279	$15,489,904	$11,970,914

Liabilities and equity
Current liabilities:
Notes payable	$1,144,054	$1,008,465	$595,956
Accounts payable	1,304,260	1,300,496	1,017,905
Accrued liabilities	845,524	933,762	766,849
Accrued domestic and foreign taxes	173,286	153,137	113,528
Total current liabilities	3,467,124	3,395,860	2,494,238
Long-term debt	4,788,147	4,861,895	2,653,008
Pensions and other postretirement benefits	1,391,820	1,406,082	1,806,366
Deferred income taxes	212,334	221,790	55,079
Other liabilities	341,195	336,931	311,634
Shareholders' equity	5,524,940	5,261,649	4,647,281
Noncontrolling interests	5,719	5,697	3,308
Total liabilities and equity	$15,731,279	$15,489,904	$11,970,914

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2017	2016

Cash flows from operating activities:
Net income	$285,535	$210,238
Depreciation and amortization	116,107	75,333
Stock incentive plan compensation	43,211	35,818
(Gain) on disposal of assets	(256)	(681)
(Gain) on sale of marketable securities	—	(167)
Loss on sale of investment	13,777	—
Net change in receivables, inventories, and trade payables	(129,061)	59,690
Net change in other assets and liabilities	(104,163)	(361,999)
Other, net	13,814	95,700
Net cash provided by operating activities	238,964	113,932
Cash flows from investing activities:
Acquisitions (net of cash of $1,760 in 2016)	—	(29,927)
Capital expenditures	(79,336)	(32,526)
Proceeds from sale of plant and equipment	12,448	4,498
Purchases of marketable securities and other investments	(70,253)	(189,654)
Maturities and sales of marketable securities and other investments	12,499	291,372
Other, net	6,365	1,450
Net cash (used in) provided by investing activities	(118,277)	45,213
Cash flows from financing activities:
Net payments for common stock activity	(76,915)	(131,738)
Net proceeds from debt	29,606	231,948
Dividends	(88,104)	(84,749)
Net cash (used in) provided by financing activities	(135,413)	15,461
Effect of exchange rate changes on cash	4,606	(2,409)
Net (decrease) increase in cash and cash equivalents	(10,120)	172,197
Cash and cash equivalents at beginning of period	884,886	1,221,653
Cash and cash equivalents at end of period	$874,766	$1,393,850

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Three Months Ended
	September 30, 2017	Percent of Sales
As reported cash flow from operations	$238,964	7.1%
Discretionary pension contribution	—
Adjusted cash flow from operations	$238,964	7.1%

	Three Months Ended
	September 30, 2016	Percent of Sales
As reported cash flow from operations	$113,932	4.2%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$333,932	12.2%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2017
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2018
Forecasted earnings per diluted share	$8.45 to $9.05
Adjustments:
Business realignment charges	0.31
Clarcor costs to achieve	0.27
Loss on sale of investment	0.07
Adjusted forecasted earnings per diluted share	$9.10 to $9.70